Exhibit 99.1
MPLX LP Reports Second-Quarter 2022 Financial Results

•Reported second-quarter net income attributable to MPLX of $875 million and adjusted EBITDA attributable to MPLX of $1.5 billion
•Generated $1.5 billion in net cash provided by operating activities
•Returned over $750 million of capital to unitholders through distributions and unit repurchases
•Announces incremental $1 billion repurchase authorization for units held by public
•Renewed transportation services agreements with MPC for 10 years

FINDLAY, Ohio, Aug. 2, 2022 - MPLX LP (NYSE: MPLX) today reported second-quarter 2022 net income attributable to MPLX of $875 million, compared with $706 million for the second quarter of 2021. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,457 million, compared with $1,374 million in the second quarter of 2021.

The Logistics and Storage (L&S) segment income from operations was $811 million for the second quarter of 2022, compared with $787 million for the second quarter of 2021. Segment adjusted EBITDA for the second quarter of 2022 was $966 million, compared with $947 million for the second quarter of 2021.

The Gathering and Processing (G&P) segment income from operations was $306 million for the second quarter of 2022, compared with $144 million for the second quarter of 2021. Segment adjusted EBITDA for the second quarter of 2022 was $491 million, compared with $427 million for the second quarter of 2021.

During the quarter, MPLX generated $1,487 million in net cash provided by operating activities, $1,237 million of distributable cash flow, and free cash flow after distributions of $614 million. MPLX announced a second-quarter 2022 distribution of $0.7050 per common unit, resulting in a coverage ratio of 1.69x for the quarter. The leverage ratio was 3.5x at the end of the quarter.

“In the second quarter, we returned over $750 million of capital to unitholders through both distributions and unit repurchases, renewed certain of our transportation service contracts with MPC through 2032, and advanced several expansions and de-bottlenecking projects supporting the growth of MPLX,” said Michael J. Hennigan, MPLX chairman, president, and chief executive officer. “Since the inception of our repurchase program, we have repurchased approximately $800 million of units. And today, as part of our long-term commitment to return capital, we announced an incremental $1 billion unit repurchase authorization.”

Financial Highlights (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit and ratio data)	2022	2021	2022	2021
Net income attributable to MPLX LP	$875	$706	$1,700	$1,445
Adjusted EBITDA attributable to MPLX LP(a)	1,457	1,374	2,850	2,726
Net cash provided by operating activities	1,487	1,365	2,612	2,489
Distributable cash flow attributable to MPLX LP(a)	1,237	1,250	2,447	2,387
Distribution per common unit(b)	$0.7050	$0.6875	$1.4100	$1.3750
Distribution coverage ratio(c)	1.69x	1.73x	1.67x	1.65x
Consolidated debt to adjusted EBITDA(d)	3.5x	3.7x	3.5x	3.7x
Common unit repurchases	$35	$155	$135	$310

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
Segment income from operations (unaudited)	2022	2021	2022	2021
Logistics and Storage	$811	$787	$1,574	$1,510
Gathering and Processing	306	144	603	395

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	$966	$947	$1,870	$1,843
Gathering and Processing	491	427	980	883

Logistics & Storage

L&S segment income from operations for the second quarter of 2022 increased by $24 million compared to the same period in 2021, while segment adjusted EBITDA for the second quarter of 2022 increased by $19 million compared to the same period in 2021.

Total pipeline throughputs were 5.9 million barrels per day (bpd) in the second quarter, 6% higher than the same quarter of 2021. The average tariff rate was $0.82 per barrel for the quarter, a decrease of 7% versus the same quarter of 2021. Terminal throughput was 3.1 million bpd for the quarter, an increase of 4% versus the same quarter of 2021.

Gathering & Processing

G&P segment income from operations for the second quarter of 2022 increased by $162 million compared to the second quarter of 2021. Adjusted EBITDA for the second quarter of 2022 increased by $64 million compared to the same period in 2021, primarily as a result of higher natural gas liquids prices and increased volumes.

In the second quarter of 2022:
•Gathered volumes averaged 5.6 billion cubic feet per day (bcf/d), an 11% increase from the second quarter of 2021.
•Processed volumes averaged 8.5 bcf/d, a 1% increase versus the second quarter of 2021.
•Fractionated volumes averaged 536 thousand bpd, a 2% decrease versus the second quarter of 2021.

In the Marcellus:
•Gathered volumes averaged 1.3 bcf/d in the second quarter, a 1% decrease versus the second quarter of 2021.
•Processed volumes averaged 5.4 bcf/d in the second quarter, a 3% decrease versus the second quarter of 2021.
•Fractionated volumes averaged 471 thousand bpd in the second quarter, a 1% decrease versus the second quarter of 2021.

Strategic Update

MPLX continues to advance several projects focused on expansions and de-bottlenecking of existing assets.

In the L&S segment, MPLX continues to expand natural gas long-haul and crude gathering pipelines supporting the Permian and Bakken regions. Specifically in the Permian, working with our partners, MPLX continues to progress its natural gas strategy with the expansion of the Whistler pipeline from 2.0 bcf/d to 2.5 bcf/d, as well as the laterals into the Midland basin and Corpus Christi domestic and export markets.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand. In the Permian, construction advanced on the 200 million cubic feet per day (mmcf/d) Torñado ll processing plant, which is expected to come online in the second half of 2022. MPLX is also planning to build its sixth 200 mmcf/d processing plant in the basin, Preakness ll, which is expected online in the first half of 2024. In the Marcellus, the 68,000 bpd Smithburg de-ethanizer continues to progress and is expected to come online in the third quarter to meet incremental in-basin demand. MPLX is also planning to build Harmon Creek ll, a 200 mmcf/d processing plant expected online in the first half of 2024.

MPLX's growth capital spending outlook for 2022 remains at $700 million.

Financial Position and Liquidity

As of June 30, 2022, MPLX had $298 million in cash, $3.5 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.5x.

Effective July 7, 2022, MPLX entered into a new five-year credit facility to replace the previously existing credit facility. The new credit facility has a capacity of $2 billion and the term was extended to July 2027.

The partnership repurchased $35 million of common units held by the public in the second quarter of 2022. As of June 30, 2022, MPLX had approximately $202 million remaining available under the initial $1 billion unit repurchase authorization.

Today we announced that the board of directors of MPLX's general partner has authorized a unit repurchase program for the repurchase of up to an additional $1 billion of the outstanding publicly traded common units. MPLX may utilize various methods to effect the repurchases, which could include open market repurchases, negotiated block transactions, tender offers, accelerated unit repurchases, or open market solicitations for units, some of which may be effected through Rule 10b5-1 plans. The timing and amount of repurchases, if any, will depend upon several factors, including market and business conditions, and repurchases may be initiated, suspended, or discontinued at any time. The repurchase authorization has no expiration date.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President
Jamie Madere, Manager
Isaac Feeney, Analyst

Media Contact: (419) 421-3312
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); distribution coverage ratio; and free cash flow (FCF) and free cash flow after distributions. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision/benefit for income taxes; (iii) interest and other financial costs; (iv)

impairment expense; (v) income/loss from equity method investments; (vi) distributions and adjustments related to equity method investments; (vii) noncontrolling interests and (xiii) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

The Partnership makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

FCF and free cash flow after distributions are financial performance measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define FCF as net cash provided by operating activities adjusted for (i) net cash used in investing activities; (ii) cash contributions from MPC; (iii) cash contributions from noncontrolling interests and (iv) cash distributions to noncontrolling interests. We define free cash flow after distributions as FCF less base distributions to common and preferred unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, diversity and inclusion and ESG reporting. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,”

“priority,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: the continuance or escalation of the military conflict between Russia and Ukraine, and related sanctions and market disruptions; general economic, political or regulatory developments, including inflation, changes in governmental policies relating to refined petroleum products, crude oil, natural gas or NGLs, or taxation; the magnitude, duration and extent of future resurgences of the COVID-19 pandemic and its effects; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; changes to the expected construction costs and timing of projects and planned investments, the availability of desirable strategic initiatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles, achieve our ESG goals and targets and realize the expected benefits thereof; accidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2021, and in other filings with Securities and Exchange Commission (SEC).

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2022	2021	2022	2021
Revenues and other income:
Operating revenue	$1,495	$1,057	$2,760	$2,104
Operating revenue - related parties	1,301	1,242	2,537	2,435
Income from equity method investments	111	66	210	136
Other income	33	30	43	59
Total revenues and other income	2,940	2,395	5,550	4,734
Costs and expenses:
Operating expenses (including purchased product costs)	1,028	663	1,819	1,244
Operating expenses - related parties	370	320	704	657
Depreciation and amortization	310	318	623	647
Impairment expense	—	42	—	42
General and administrative expenses	82	87	160	173
Other taxes	33	34	67	66
Total costs and expenses	1,823	1,464	3,373	2,829
Income from operations	1,117	931	2,177	1,905
Interest and other financial costs	233	216	455	441
Income before income taxes	884	715	1,722	1,464
Provision for income taxes	—	—	5	1
Net income	884	715	1,717	1,463
Less: Net income attributable to noncontrolling interests	9	9	17	18
Net income attributable to MPLX LP	875	706	1,700	1,445
Less: Series A preferred unitholders interest in net income	21	21	42	41
Less: Series B preferred unitholders interest in net income	10	10	21	21
Limited partners’ interest in net income attributable to MPLX LP	$844	$675	$1,637	$1,383

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$0.83	$0.66	$1.61	$1.34
Common – diluted	$0.83	$0.66	$1.61	$1.34
Weighted average limited partner units outstanding:
Common units – basic	1,012	1,029	1,013	1,033
Common units – diluted	1,012	1,029	1,014	1,033

Select Financial Statistics (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except ratio data)	2022	2021	2022	2021
Common unit distributions declared by MPLX LP
Common units (LP) – public	$257	$260	$514	$522
Common units – MPC	457	445	913	890
Total GP and LP distribution declared	714	705	1,427	1,412

Preferred unit distributions(a)
Series A preferred unit distributions	21	21	42	41
Series B preferred unit distributions	10	10	21	21
Total preferred unit distributions	31	31	63	62

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,457	1,374	2,850	2,726
DCF attributable to GP and LP unitholders(b)	$1,206	$1,219	$2,384	$2,325
Distribution coverage ratio(c)	1.69x	1.73x	1.67x	1.65x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,487	$1,365	$2,612	$2,489
Investing activities	(135)	(155)	(411)	(245)
Financing activities	$(1,096)	$(1,226)	$(1,916)	$(2,251)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred, assuming a distribution is declared by the Board of Directors. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to GP and LP unitholders divided by total GP and LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	June 30, 2022	December 31, 2021
Cash and cash equivalents	$298	$13
Total assets	35,788	35,507
Total debt(a)	19,775	20,021
Redeemable preferred units	965	965
Total equity	$12,144	$12,052
Consolidated debt to adjusted EBITDA(b)	3.5x	3.7x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	365	369

(a)    Includes outstanding intercompany borrowings of $1,450 million as of December 31, 2021. There were no intercompany borrowings outstanding as of June 30, 2022. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $20,108 million and $20,359 million as of June 30, 2022, and December 31, 2021, respectively.

Operating Statistics (unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,674	3,475	6%	3,527	3,379	4%
Product pipelines	2,247	2,103	7%	2,103	1,981	6%
Total pipelines	5,921	5,578	6%	5,630	5,360	5%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.86	$0.95	(9)%	$0.89	$0.95	(6)%
Product pipelines	0.77	0.77	—%	0.80	0.78	3%
Total pipelines	$0.82	$0.88	(7)%	$0.85	$0.89	(4)%

Terminal throughput (mbpd)	3,101	2,986	4%	3,021	2,801	8%

Barges at period-end	296	299	(1)%	296	299	(1)%
Towboats at period-end	23	23	—%	23	23	—%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,287	1,300	(1)%	1,300	1,299	—%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,429	1,356	5%	1,369	1,364	—%
Bakken Operations	148	155	(5)%	147	150	(2)%
Rockies Operations	425	442	(4)%	410	457	(10)%
Total gathering throughput	3,289	3,253	1%	3,226	3,270	(1)%

Natural gas processed (MMcf/d)
Marcellus Operations	3,987	4,155	(4)%	4,001	4,201	(5)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,401	1,326	6%	1,392	1,311	6%
Southern Appalachian Operations	231	224	3%	228	226	1%
Bakken Operations	142	154	(8)%	143	149	(4)%
Rockies Operations	440	429	3%	423	435	(3)%
Total natural gas processed	6,201	6,288	(1)%	6,187	6,322	(2)%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	471	477	(1)%	469	483	(3)%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	—	—	—%	—	4	(100)%
Southern Appalachian Operations	12	12	—%	11	11	—%
Bakken Operations	20	25	(20)%	20	22	(9)%
Rockies Operations	3	4	(25)%	4	4	—%
Total C2 + NGLs fractionated	506	518	(2)%	504	524	(4)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region relates to operations for partnership-operated equity method investments and thus does not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,287	1,300	(1)%	1,300	1,299	—%
Utica Operations	1,943	1,531	27%	1,879	1,549	21%
Southwest Operations	1,694	1,496	13%	1,586	1,472	8%
Bakken Operations	148	155	(5)%	147	150	(2)%
Rockies Operations	554	595	(7)%	540	611	(12)%
Total gathering throughput	5,626	5,077	11%	5,452	5,081	7%

Natural gas processed (MMcf/d)
Marcellus Operations	5,445	5,605	(3)%	5,487	5,641	(3)%
Utica Operations	522	499	5%	473	506	(7)%
Southwest Operations	1,696	1,461	16%	1,618	1,414	14%
Southern Appalachian Operations	231	224	3%	228	226	1%
Bakken Operations	142	154	(8)%	143	149	(4)%
Rockies Operations	440	429	3%	423	435	(3)%
Total natural gas processed	8,476	8,372	1%	8,372	8,371	—%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	471	477	(1)%	469	483	(3)%
Utica Operations	30	27	11%	27	28	(4)%
Southwest Operations	—	—	—%	—	4	(100)%
Southern Appalachian Operations	12	12	—%	11	11	—%
Bakken Operations	20	25	(20)%	20	22	(9)%
Rockies Operations	3	4	(25)%	4	4	—%
Total C2 + NGLs fractionated	536	545	(2)%	531	552	(4)%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
L&S segment adjusted EBITDA attributable to MPLX LP	$966	$947	$1,870	$1,843
G&P segment adjusted EBITDA attributable to MPLX LP	491	427	980	883
Adjusted EBITDA attributable to MPLX LP	1,457	1,374	2,850	2,726
Depreciation and amortization	(310)	(318)	(623)	(647)
Interest and other financial costs	(233)	(216)	(455)	(441)
Impairment expense	—	(42)	—	(42)
Income from equity method investments	111	66	210	136
Distributions/adjustments related to equity method investments	(152)	(121)	(284)	(242)
Other	1	(38)	—	(47)
Adjusted EBITDA attributable to noncontrolling interests	10	10	19	20
Net income	$884	$715	$1,717	$1,463

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
L&S segment income from operations	$811	$787	$1,574	$1,510
Depreciation and amortization	129	136	259	283
Income from equity method investments	(59)	(35)	(111)	(71)
Distributions/adjustments related to equity method investments	79	58	137	116
Other	6	1	11	5
L&S segment adjusted EBITDA attributable to MPLX LP	$966	$947	$1,870	$1,843

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
G&P segment income from operations	$306	$144	$603	$395
Depreciation and amortization	181	182	364	364
Impairment expense	—	42	—	42
Income from equity method investments	(52)	(31)	(99)	(65)
Distributions/adjustments related to equity method investments	73	63	147	126
Other	(7)	37	(16)	41
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)	(19)	(20)
G&P segment adjusted EBITDA attributable to MPLX LP	$491	$427	$980	$883

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Net income	$884	$715	$1,717	$1,463
Provision for income taxes	—	—	5	1
Interest and other financial costs	233	216	455	441
Income from operations	1,117	931	2,177	1,905
Depreciation and amortization	310	318	623	647
Impairment expense	—	42	—	42
Income from equity method investments	(111)	(66)	(210)	(136)
Distributions/adjustments related to equity method investments	152	121	284	242
Other	(1)	38	(5)	46
Adjusted EBITDA	1,467	1,384	2,869	2,746
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)	(19)	(20)
Adjusted EBITDA attributable to MPLX LP	1,457	1,374	2,850	2,726
Deferred revenue impacts	24	40	48	62
Sales-type lease payments, net of income(a)	5	54	10	54
Net interest and other financial costs(b)	(215)	(198)	(419)	(418)
Maintenance capital expenditures, net of reimbursements	(39)	(18)	(53)	(29)
Equity method investment capital expenditures paid out	(3)	(2)	(6)	(3)
Other	8	—	17	(5)
DCF attributable to MPLX LP	1,237	1,250	2,447	2,387
Preferred unit distributions(c)	(31)	(31)	(63)	(62)
DCF attributable to GP and LP unitholders	$1,206	$1,219	$2,384	$2,325

(a)    The three and six months ended June 30, 2021, include a one-time impact from Refining Logistics harmonization project of $54 million.
(b)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(c)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	June 30,
(In millions)	2022	2021
LTM Net income	$3,366	$2,837
LTM Net income to adjusted EBITDA adjustments	2,318	2,579
LTM Adjusted EBITDA attributable to MPLX LP	5,684	5,416
Consolidated total debt(a)	$20,108	$20,102
Consolidated total debt to adjusted EBITDA	3.5x	3.7x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings under the loan agreement with MPC.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities	$1,487	$1,365	$2,612	$2,489
Changes in working capital items	(266)	(168)	(148)	(131)
All other, net	9	(14)	(36)	(29)
Gain on extinguishment of debt	—	—	—	(12)
Net interest and other financial costs(a)	215	198	419	418
Other adjustments related to equity method investments	14	1	26	3
Other	8	2	(4)	8
Adjusted EBITDA	1,467	1,384	2,869	2,746
Adjusted EBITDA attributable to noncontrolling interests	(10)	(10)	(19)	(20)
Adjusted EBITDA attributable to MPLX LP	1,457	1,374	2,850	2,726
Deferred revenue impacts	24	40	48	62
Sales-type lease payments, net of income(b)	5	54	10	54
Net interest and other financial costs(a)	(215)	(198)	(419)	(418)
Maintenance capital expenditures, net of reimbursements	(39)	(18)	(53)	(29)
Equity method investment capital expenditures paid out	(3)	(2)	(6)	(3)
Other	8	—	17	(5)
DCF attributable to MPLX LP	1,237	1,250	2,447	2,387
Preferred unit distributions(c)	(31)	(31)	(63)	(62)
DCF attributable to GP and LP unitholders	$1,206	$1,219	$2,384	$2,325

(a)    Excludes gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    The three and six months ended June 30, 2021, include a one-time impact from Refining Logistics harmonization project of $54 million.
(c)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually), assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow and Free Cash Flow after Distributions (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Net cash provided by operating activities(a)	$1,487	$1,365	$2,612	$2,489
Adjustments to reconcile net cash provided by operating activities to free cash flow
Net cash used in investing activities	(135)	(155)	(411)	(245)
Contributions from MPC	7	10	17	17
Distributions to noncontrolling interests	(10)	(10)	(19)	(20)
Free cash flow	1,349	1,210	2,199	2,241
Distributions paid to common and preferred unitholders	(735)	(729)	(1,493)	(1,483)
Free cash flow after distributions	$614	$481	$706	$758

(a)    The three months ended June 30, 2022, and June 30, 2021, include working capital draws of $266 million and $168 million, respectively. The six months ended June 30, 2022, and June 30, 2021, include working capital draws of $148 million and $131 million, respectively.

Capital Expenditures (unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2022	2021	2022	2021
Capital Expenditures:
Growth capital expenditures	$130	$84	$278	$155
Investments in unconsolidated affiliates	46	49	156	84
Capitalized interest	(3)	(5)	(5)	(10)
Total growth capital expenditures(a)	173	128	429	229
Maintenance capital expenditures	46	28	70	46
Maintenance capital reimbursements	(7)	(10)	(17)	(17)
Total maintenance capital expenditures	39	18	53	29

Total growth and maintenance capital expenditures	212	146	482	258
Investments in unconsolidated affiliates(b)	(46)	(49)	(156)	(84)
Maintenance capital reimbursements(c)	7	10	17	17
(Increase)/decrease in capital accruals	(51)	(3)	(54)	34
Capitalized interest	3	5	5	10
Additions to property, plant and equipment, net(b)	$125	$109	$294	$235

(a)    Total growth capital expenditures exclude $28 million of acquisitions for the three and six months ended June 30, 2022.
(b)    Investments in unconsolidated affiliates, acquisitions, and additions to property, plant and equipment, net are shown as separate lines within Investing activities in the Consolidated Statements of Cash Flows.
(c)     Maintenance capital reimbursements are included in the contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.